Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Contacts:

Christopher Oddleifson

President and Chief Executive Officer

(781) 982-6660

Denis K. Sheahan

Chief Financial Officer

(781) 982-6341

For media inquiries, contact:

Ralph Valente

Senior Vice President and Director of Marketing

(781) 982-6636

ralph.valente@rocklandtrust.com

INDEPENDENT BANK CORP. AND ROCKLAND TRUST COMPANY

APPOINT DONNA L. ABELLI CHAIRMAN OF BOARD OF DIRECTORS

Rockland, Massachusetts. (March 30, 2012). Independent Bank Corp. (NASDAQ: INDB) and its commercial bank subsidiary Rockland Trust Company have both appointed Donna L. Abelli Chairman of their Board of Directors, making her the first female Chairman of the Board. Ms. Abelli, who has served on both Boards as a Director since 2005 and as Chairman of the Audit Committee since 2009, assumed the Chairman’s role from Thomas J. Teuten, who retired from the Board today upon reaching the age of 72, the mandatory retirement age for Directors set forth in Independent Bank Corp.’s governance principles. Ms. Abelli is one of the few women to serve as Chairman of the Board of Directors for either a publicly traded company or a bank.

Christopher Oddleifson, Chief Executive Officer and President of Independent Bank Corp. and Rockland Trust Company, stated that “On behalf of our shareholders, and the rest of our Board, I thank Tom Teuten for his many years of devoted service and stewardship. Donna Abelli brings a wealth of experience to her new role and I look forward to working closely with her in the years to come.”

Ms. Abelli, 54, is a Certified Public Accountant, a Consulting Chief Financial Officer, and the Director of Administration of Stars, a non-profit early education and youth development organization based in Weymouth, Massachusetts. Ms. Abelli previously served, on an interim basis, as the Chief Financial Officer of two publicly traded companies and various private companies. Prior to that, Ms. Abelli was the Chief Financial Officer of a publicly traded company and, from 1998 to 1999, was the President of the Massachusetts Society of CPAs — the first woman to hold that position. Ms. Abelli is a graduate of Bentley University, where she received a bachelor’s degree in accounting. She lives in North Easton, Massachusetts and plays an active role in the affairs of that community.

Mr. Teuten is Chairman of the Board of A.W. Perry, Inc., a real estate investment company in Boston, Massachusetts, and its wholly owned subsidiary A.W. Perry Security Corporation. Mr. Teuten was named Chairman of the Board of Independent Bank Corp. and Rockland Trust Company in July 2003. Mr. Teuten has served as a director of Rockland Trust since 1975 and as a director of Independent Bank Corp. since its formation in 1986. Mr. Teuten and his wife Diane currently reside in Marshfield, Massachusetts.

Independent Bank Corp., which has Rockland Trust Company as its wholly owned commercial bank subsidiary, has approximately $5.0 billion in assets. Rockland Trust offers a wide range of commercial banking products and services, retail banking products and services, business and consumer loans, insurance products and services, and investment management services. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, visit www.RocklandTrust.com.

Pictured above: Donna Abelli, Chairman, Board of Directors of Rockland Trust Company and Independent Bank Corp.

Pictured above: Thomas J. Teuten, Retired Chairman, Board of Directors of Rockland Trust Company and Independent Bank Corp.

Pictured above: Christopher Oddleifson, Chief Executive Officer and President of Independent Bank Corp. and Rockland Trust Company.

— # # # —

3